                                                                   EXHIBIT 10.15

                                 MODERN RECORDS
                         468 North Camden, 3/rd/ Floor
                        Beverly Hills, California 90210

                                                   Dated: As of February 9, 2000

Butterfly Productions, LLC
(A New York Limited Liability Company)
Route 183 - Box 369
Stockbridge, Massachusetts 01262
Attn: A. Michael DeSisto

Gentlemen:

          The following sets forth the material terms of an agreement ("Agreement") concerning the manufacture, distribution, advertising and sale of records made from certain recordings and concerning the co-publishing and co-administration of certain musical compositions. As used in this Agreement, the following terms shall have the following meanings: (1) The term "Play" shall mean that certain live musical stage play produced by you entitled "Inappropriate" which is currently being performed in New York, New York (off-Broadway) as of the date of this Agreement; (2) the term "Existing Cast Album" shall mean that certain existing album-length phonograph record derived from live recordings of the featured performances of "Artists" defined below appearing in the Play; (3) the term "New Cast Album" shall mean the newly recorded album-length phonograph record delivered under this Agreement which is derived from live recordings of the featured performances of Artists currently appearing in the Play; (4) the term "Compositions" shall mean each musical composition (including the music, lyrics and titles thereto) and other musical material (including, without limitation, the score) which is utilized in the Play during the Term and which is owned and/or controlled by you or any entity related to you, directly or indirectly; and (5) the term "Artists" shall mean the actors and actresses comprising the cast of the Play whose vocal and/or instrumental performances are recorded in the "Masters" defined below.

          In connection with the foregoing: (1) A complete and accurate list of the titles of those master recordings which comprise the Existing Cast Album is set forth on Exhibit A; (2) a complete and accurate list of the titles of the Compositions as of the date of this Agreement is set forth on Exhibit B; (3) the Existing Cast Album and New Cast Album are sometimes referred to below individually as a "Cast

Album" and collectively as the "Cast Albums"; (4) the master recordings which comprise the Existing Album are sometimes referred to below individually as an "Existing Master" and collectively as "Existing Masters"; (5) the master recordings which comprise the New Cast Album are sometimes referred to below individually as a "New Master" and collectively as the "New Masters"; (6) The Existing Masters and New Masters are sometimes referred to below individually as a Master and collectively as the "Masters"; and (7) a complete and accurate list of the Artists whose performances are embodied in the Existing Masters and whose performances are anticipated to be recorded in the New Masters is attached to this Agreement as Exhibit C.

          1.   Territory; Term; and Sell-Off Period.   The "Territory" of this
               -------------------------------------
Agreement shall be the world and universe. The "Term" of this Agreement shall commence as of the date of this Agreement and continue until the date that is fifteen (15) years after the initial commercial release throughout normal retail distribution channels in the United States of the New Cast Album (subject to the provisions of paragraph 10 below). The "Sell-Off Period" of this Agreement shall commence as of the expiration or termination of the Term and shall continue until the date that is six months after the end of the Term.

          2.   Delivery Commitment and Recording Procedure.
               --------------------------------------------

          You shall deliver the Existing Cast Album to us concurrently with your execution of this Agreement. You shall deliver the New Cast Album to us within 90 days after the execution of this Agreement. You shall designate and submit to us for your and our mutual approval the recording elements for the New Cast Album (including the selections to be recorded, the producers, the studios for and dates of recording sessions, and the recording budget therefor). In connection with the foregoing, we designate Randy Jackson as the person to exercise approvals on our behalf. Masters delivered hereunder shall be subject to our approval as commercially and technically satisfactory for the manufacture and sale of phonograph records. The New Cast Album shall be comprised of no fewer than twelve (12) Masters and shall be no less than fifty-eight (58) minutes in duration and no more than sixty-two (62) minutes in duration. You and we hereby approve of Michael Sottile ("Sottile") as the producer of the New Cast Album.

          Concurrently with your delivery to us of the Cast Albums, you shall deliver the following to us (the "Materials"): artwork and photographs used to advertise and promote the Play; the credits for the cast and crew of the Play (including, without limitation, Artists and the producers of the Masters) that must be reflected on the packaging of the Cast Albums and other records embodying Masters; and any other information that is reasonably necessary to reproduce and exploit the Masters or to enable us to fulfill our obligations in connection with the advertising, marketing and promotion of the Cast Albums and other records embodying Masters. You hereby grant to us the right to use and reproduce the Materials (including, without limitation, your name, Artists' names, and Sottile's name), in whole or in part, on or in connection with our advertising, marketing, promotion, reproduction and other exploitation of the Cast Albums and other records embodying Masters, at no cost to us or our designees. Concurrently with your delivery to us of the Materials, you shall inform us in writing of any other contractual restrictions or obligations binding on us in connection with uses and reproductions of the Materials delivered to us.

          3.   Rights in Masters.   We shall have the exclusive right to obtain
               ------------------
registration of copyright (and all renewals and extensions) throughout the universe in the Masters, in our name, as the owner and author thereof. (Upon the expiration of the Term, we shall not have any rights pursuant to the preceding sentence.) This Agreement shall constitute an irrevocable transfer to us of ownership of copyright (and all renewals and extensions) throughout the universe in the Masters, and, accordingly, you hereby grant, transfer, convey and assign directly to us the entire right, title and interest throughout the universe, including, without limitation, the copyright, the right to secure copyright registration and any and all copyright renewal rights, in and to the Masters. If necessary, you shall execute and cause Artists, Sottile and other persons rendering services in connection with the production and recording of the Masters to execute any documentation, including transfers of copyright ownership, necessary to vest in us all rights in the Masters.

          Notwithstanding the foregoing provisions of this paragraph, all of our right, title and interest, including, without limitation, the copyright (and renewals and extensions thereof), in and to the Masters shall revert to you upon the expiration of the Term, subject to the following: During the Sell-Off Period, we shall have the non-exclusive right to distribute our existing inventory of records embodying Masters. We shall not manufacture excessive quantities of inventory in anticipation of the end of the Term. We shall execute any documentation, including transfers of copyright ownership, necessary to vest in you all rights in the Masters from and after the end of the Term.

          Notwithstanding anything to the contrary contained herein, we shall not release EPs comprised only of Masters without your prior written approval.

          4.   Rights in Compositions.   You shall enter into and execute (and
               -----------------------
cause each of your respective music publishing designees to enter into and execute) the co-publishing and co-administration agreement attached hereto as Exhibit D. In consideration for the foregoing, you shall be issued 40,000 shares of the common stock of Modern Records (ticker symbol MDNR) (the "Shares"). All of the shares shall be issued promptly after the delivery and acceptance of the New Cast Album and otherwise in accordance with the rules and regulations established by our Board of Directors concerning the issuance of our common stock. You agree to execute a subscription agreement containing such investor representations and other terms and conditions as we may reasonably request, and to take such other actions as we may determine necessary or appropriate in order to assure compliance with applicable state and federal securities laws. You acknowledge that the Shares will not be registered under the Securities Act of 1933 or qualified under any applicable state securities laws and regulations and will bear a legend restricting transfer and that the Shares may not be distributed or sold except in accordance with such laws and regulations or an applicable exemption therefrom. You also acknowledge that in determining to obtain the Shares as consideration for the foregoing, you have relied upon the advice of your own financial, tax and legal advisers and that you are acquiring the Shares for investment only and not for distribution or sale.

          5.   Modern's Share of Net Profits.  You shall account for and pay to
               ------------------------------
us 10% of the "Net Profits" derived throughout the Territory during the Term, regardless of when such Net Profits are received by or credited to you. As used herein, the term "Net Profits" shall mean the following: (a) the excess of the aggregate gross receipts from the Play over the aggregate production expenses, running expenses, other customary expenses, and, if applicable, shares of a royalty pool paid to percentage royalty participants; and (b) net proceeds from the sale or other disposition of each and all of the "Subsidiary Rights", after deduction of third party participants (e.g., director and/or choreographer, bookwriter, and composers). The term "Subsidiary Rights" shall mean worldwide dramatico-musical stage production rights, including, without limitation, foreign language performances, first-class performances, second-class performances, amateur performances, stock performances (e.g., performances at regional theaters, repertory theaters, non-profit theaters, resident theaters, university resident theaters and dinner theaters), condensed performances, concert-form versions, revival performances, opera versions based upon the Play, merchandising rights (e.g., wearing apparel, toys, games, figures, dolls, novelties, greeting cards and other physical properties representing a character in the Play or the use of the name, characters, or title of the Play), publishing rights with respect to the book of the Play, media production rights (e.g., motion pictures, television programs, video cassette/disc productions, Internet productions, and all other audio and/or visual productions related to or based upon the Play in any and all media, whether now known or hereafter developed) and all other subsidiary rights with respect to the Play in any and all media, whether now known or hereafter developed. Subsidiary Rights shall only exclude those rights specifically granted to us pursuant to this Agreement with respect to the Masters and Compositions and only for so long as we retain those rights. Net Profits shall be computed, defined, accounted for and paid on a basis which is no less favorable than that applicable to any other investor in the Play (but no less frequently than quarterly in any event). You shall maintain (and use reasonable efforts to cause all applicable third parties to maintain) true and complete books and records of account in connection with the Play (and you shall not dispose of any such books or records until at least 3 years after the delivery to us of each respective statement furnished to us). We shall have the right to have a certified public accountant examine, inspect and audit such books and records and other material pertaining to the Play and payments to us hereunder (at the offices in the United States where you maintain those books and records), and to make copies and extracts thereof, at any time during regular business hours and upon 14 days prior notice to you, at our sole expense (but no more frequently than once during each one-year period). Each accounting shall constitute an account stated unless we give you notice stating the basis for our objection within three (3) years after the date such accounting is rendered.

          In consideration for the foregoing participation in Net Profits, we shall pay you $225,000 as follows: $100,000 promptly after the execution of this Agreement; and $125,000 on or before the date that is two months after the execution of this Agreement.

          6.   Recording Fund and Recording Costs.
               -----------------------------------

               (a) We shall pay you, as an advance recoupable from royalties, an "all-in" recording fund for the production, recording and delivery of the Cast Albums (inclusive of any and all recording costs for the New Cast Album) of $75,000, payable

     50% promptly after the commencement of recording sessions for the New Cast Album and the balance promptly after the delivery and acceptance of the New Cast Album. You shall use all or substantially all of the $75,000 recording fund to pay for recording costs for the Cast Albums, unless we consent to the contrary in writing. In connection with the foregoing, prior to the commencement of recording sessions for the New Cast Album, you shall submit to us for your and our mutual approval a reasonably detailed recording budget for the New Cast Album (together with a cost summary for the Existing Cast Album). You shall be responsible for and shall pay all recording costs for the Cast Albums which are in excess of the $75,000 recording fund. If we elect to pay any of those excess costs, you shall repay us on demand or, to the extent not so repaid, we may deduct those excess costs from any monies payable hereunder. The recording fund shall be inclusive of any and all monies (e.g., session fees, pension, health and welfare contributions, and reuse fees, if applicable) due to any union or guild having jurisdiction over the recording of the Masters comprising the Cast Albums, excluding only "per-record" royalties based upon sales of records by Modern or its licensees under this Agreement; and

               (b) All other monies (including, without limitation, recording costs, but excluding royalties payable pursuant hereto) paid by us to you, on your behalf (with your consent or at your request) or on behalf of any person or entity representing you (with your consent or at your request) shall be deemed to be advances recoupable from all sums payable by us hereunder. Only 50% of all monies paid or incurred by us for independent third party marketing and promotion services shall be recoupable from royalties earned by you hereunder. Only 50% of the unrecouped audio-visual production costs for each music video produced hereunder shall be recoupable from sound-only record royalties (100% of the unrecouped audio-visual production costs for each music video produced hereunder shall be recoupable from audio-visual record royalties). In connection with the foregoing, you shall have the right to approve of the budget for any music video which is in excess of $100,000; and

               (c) Until we receive your written instruction to the contrary, all monies payable hereunder shall be paid by a single check made payable to "Butterfly Productions, LLC".

          7.   "All-In" Royalty Rates.  For full-priced, top-line net sales
               -----------------------
through normal retail distribution channels of records embodying solely masters, we shall credit to your account a royalty computed by multiplying our applicable royalty base price by the applicable royalty rate set forth below:

               (a)  United States:

                    (i)   Albums:

                              (1)  0-500,000 units:  13%;
                              (2)  500,001-1,000,000 units:  14%;
                              (3)  1,000,001-2,000,000 units:  15%; and
                              (4)  Over 2,000,000 units: 16%.

                    (ii)  Singles: 10%;

               (b)  Rest of World: 50% of our net receipts;

               (c) Digital Records (other than compact discs): 80% of the otherwise-applicable royalty rate for records in the black vinyl and analog tape formats; Compact Discs: 100% of the otherwise-applicable royalty rate for records in the black vinyl and analog tape format, except that the royalty rate shall be proportionately reduced to the extent that the royalty base price of a particular album in the compact disc format is less than a top-line, full-priced album in the compact disc format; Direct transmissions to consumers: the lesser of 75% of the otherwise-applicable royalty rate for records in the black vinyl and analog tape formats or 50% of our net receipts;

               (g) For purposes of computing royalties, there shall be deducted from our royalty base price a packaging deduction in an amount equal to 15% thereof for single records in the vinyl configuration packaged in color or other special printed sleeves and for all other records in the vinyl configuration packaged in our standard singlefold jackets without any special elements; 17.5% thereof for all other records in the vinyl configuration; 20% thereof for all records in the analog cassette tape configuration; and 25% thereof for records in any digital configuration (e.g., compact discs, digital compact cassettes, digital analog tapes, and mini-discs), for downloads via satellite, cable and/or the Internet (and the equivalent), for audio-visual records and for all other recorded devices, whether now known or hereafter devised. (For clarity, there shall be no packaging deduction for seven-inch single records in the vinyl configuration packaged in plain sleeves.) There also shall be deducted from our royalty base price an amount equal to any excise, sales, value added or comparable or similar taxes which are included therein; and

               (h) Our royalty base price shall mean the suggested retail list price ("SRLP"). If an SRLP does not exist, our applicable royalty base price shall be a constructed retail price for the territory concerned. Our royalty base price for audio-visual records and records sold as premiums is based on monies actually received by us.

          8.   Royalty Payments and Accountings.
               ---------------------------------

          We shall send to you statements for royalties payable hereunder on or before the date ninety (90) days after the end of each of our semi-annual accounting periods (currently ending on June 30 and December 31), together with payment of royalties, if any, earned by you hereunder during that semi-annual period (based on our receipts in the United States, or credits to our account in final reduction of advances previously received by us in the United States, during the accounting period for which the statement is rendered), less all advances and charges hereunder which are paid or incurred prior to the end of the semi-annual accounting period for which the statement is rendered, unless paid or incurred later than the end of that accounting period for any reason within your control or which you could have reasonably avoided. Accountings shall be rendered to you in accordance with our customary policy applicable thereto. Royalties shall be paid on 100% of gross sales, after deducting from gross sales returns, credits, and reserves and otherwise calculated in accordance with our customary policies applicable thereto. We shall have the right to retain, as a reserve against charges, credits, or returns, such portion of payable royalties as shall be reasonable in our best business judgment exercised reasonably and in good faith. Our best business judgment in connection with the liquidation of each reserve retained by us shall include, without limitation, our reasonable, good-faith analysis of actual sales, reorders and returns of phonograph records hereunder to the extent that information is available to us as of the end of any particular semi-annual accounting period and our actual sales, reorders and returns patterns for our records generally other than records hereunder.

          You shall be solely responsible for and shall pay all royalties and other monies required to be paid to Artists, to the producers of the Masters (including, without limitation, to Sottile) and to any other persons, firms or corporations for and in connection with the production and recording of Masters and of our and our designee's exploitation of Masters hereunder in records or otherwise. If you furnish us with appropriate letters of direction, we shall prepare and deliver to you accounting statements (at the same time we render accounting statements to you hereunder) which reflect the royalties that you are required to account for and pay to third-party payees based on our exploitation of the Masters hereunder ("Third-Party Royalty Payees"). Promptly after your receipt of those accounting statements, but in no event later than 30 days thereafter, you shall pay all royalties reflected on those accounting statements to Third-Party Royalty Payees. If you do not intend to or shall fail to so pay royalties to any Third-Party Royalty Payee, then you promptly shall notify us thereof so that we may pay those royalties. Upon our demand, however, you shall pay to us an amount equal to those royalties paid by us to any Third-Party Royalty Payee. Commencing with the accounting period in which we shall have recouped any and all advances and other charges against royalties hereunder, you hereby irrevocably authorize and direct us to pay and we shall have the right to pay, at our sole election, directly to Third-Party Royalty Payees any or all of the royalties reflected on accounting statements prepared by us. Payments made by us to Third-Party Royalty Payees shall be made solely as an accommodation to you such that no Third-Party Royalty Payee shall be a third-party beneficiary of this Agreement.

          9.   Musical Composition Licenses.  You hereby grant to us, and shall
               -----------------------------
cause any applicable third party to grant to us, the right to reproduce and exploit the Compositions in phonograph records and otherwise on the terms set forth below. Mechanical royalties shall be payable in the United States and Canada at the "United States Controlled Composition Mechanical Rate" or "Canadian Controlled Composition Mechanical Rate", as applicable, and shall otherwise be computed in accordance with our customary policies applicable thereto. The term "United States Controlled Composition Mechanical Rate" shall mean an amount equal to three-fourths (3/4) of the minimum statutory royalty rate (without regard to playing time) provided in the United States Copyright Act for the reproduction of musical compositions as of the date of delivery of the first (1st) master embodying the controlled composition in question. The term "Canadian Controlled Composition Mechanical Rate" shall mean an amount equal to three-fourths (3/4) of the minimum, standard mechanical royalty rate provided in mechanical licenses between record companies and unrelated publishers in Canada which are issued by CMRRA (or any successor) as of the date of the delivery of the first (1st) master embodying the controlled composition in question. Notwithstanding the foregoing, the maximum aggregate mechanical royalty rate for all selections, including Compositions, contained on a record shall be the product of (a) the applicable United States Controlled Composition Mechanical Rate or Canadian Controlled Composition Mechanical Rate, as applicable, and (b) ten (10) for an album other than an album in compact disc form, eleven (11) for an album in compact disc form, five (5) for an EP, three
(3) for a long-play single and two (2) for a single record. We shall account for and pay mechanical royalties in accordance with our customary policy applicable to record royalties, except that we shall send to you statements for mechanical royalties payable hereunder on or before the date sixty (60) days after the end of each quarter-annual calendar period. We shall not recoup recording costs within the recording fund for the Cast Albums or advances specifically set forth herein or the costs of audio-visual recordings (if any) pursuant to the approved budget therefor from mechanical royalties. To the extent that the provisions of this paragraph conflict with the terms of the co-publishing and co-administration agreement concerning the Compositions attached to this Agreement as an exhibit, the terms of this paragraph shall govern.

          10.   Release Commitment. We shall cause the initial release in the
                ------------------
United States of the New Cast Album not later than 120 days after its delivery and acceptance ("Release Period"). No days between November 1 and January 1 of the next calendar year shall be considered in the calculation of the Release Period. Our obligations pursuant to the foregoing provisions of this paragraph shall be subject to notice and a sixty-day cure period. Your sole remedy in the event of any failure to comply with the foregoing obligation shall be your right to terminate the Term with respect to our rights in the Masters by written notice to us within 45 days of the end of the cure period described above. Without limiting the foregoing, you understand that if you terminate the Term pursuant to the immediately preceding sentence, the Term shall continue with respect to our rights to Net Profits and the Compositions until the date that is 15 years after the end of Release Period described in the first sentence of this paragraph.

          11.  Exclusivity; and Soundtrack Albums.
               -----------------------------------

          During the Term, our rights with respect to records derived from or associated with the Play are exclusive. No other person or entity shall be entitled to exploit records and/or recordings derived from or associated with the Play, other than records comprised solely of score pieces from the Play, subject to the following: We shall have a 30-day "right of first negotiation" and a 15-day "matching right" with respect to any agreement covering records comprised of score pieces from the Play.

          As used herein, the term "Soundtrack Agreement" shall refer to an agreement pursuant to which you or an entity on your behalf ("Grantor") dispose of any right to reproduce and/or exploit soundtrack album rights associated with a motion picture or television program which is derivative of the Play. Prior to the commencement of negotiations between Grantor and any third party, you shall notify us of Grantor's desire to enter into a Soundtrack Agreement. We shall have the right, at our election, at any time within ten business days after our receipt of that notice from you, to cause Grantor immediately to enter into a Soundtrack Agreement on all of the relevant material terms and conditions contained in this Agreement (e.g., royalty and accounting obligations relating to the Masters), except that you shall receive a one-time additional advance against royalties of $350,000 (from which you shall pay or cause to be paid recording costs for the soundtrack album concerned). If for any reason we elect not to enter into a particular Soundtrack Agreement, then Grantor shall have the right to enter into negotiations for a Soundtrack Agreement with any third party, subject to the provisions below. Prior to Grantor entering into any Soundtrack Agreement, you shall cause Grantor to first offer to us the right to enter into a Soundtrack Agreement with Grantor for the same bona fide advance and pursuant to the same bona fide terms as may be offered by Grantor to a responsible, unrelated third party. You shall give us written notice of any such bona fide and acceptable offer which sets forth the name of the prospective record company, the advance and all other terms and conditions of the offer. If we fail to notify you that we are exercising our option to enter into a Soundtrack Agreement with Grantor within ten business days after our actual receipt of your written notice to us, then Grantor shall have the right to enter into a Soundtrack Agreement with the prospective record company, provided that the terms of that Soundtrack Agreement are the same as the terms set forth in your written notice to us.

          12.  Videos.  Upon our request, you shall cause the Artists appear for
               -------
the production of audiovisual recordings embodying the Artists' audiovisual
performances of the Masters ("Videos").   You and we shall mutually designate
the musical compositions which shall be embodied in the Videos, the producer and director of the Videos, all other individuals rendering services in connection with the production of the Videos, the storyboard and script for the production of the Videos and the locations at and the dates on which the Videos shall be produced. Our rights in the Videos and our rights to use the Artists' names, likenesses, other identifications, and biographical materials are and shall be the same and no less favorable to us than our rights with respect to the Masters. Without limiting the generality of the foregoing, you hereby irrevocably transfer, convey, grant and assign to us and our assignees or successor-in-interest the entirety of your right, title and interest in perpetuity and throughout the universe, including, without limitation, the copyright and all renewals and extensions of copyright, in and to the Videos.

          13.  More Formal Documentation.  At our request, each party hereto
               --------------------------
shall execute more formal documentation of this Agreement containing additional terms and provisions customarily required by us. Each party hereto agrees to negotiate in good faith with respect to any reasonable changes that either party may request in connection with those provisions. Each party reserves the right, however, to reject, in whole or in part, any such requests if such party determines in its best business judgment exercised in good faith that such change is significantly inconsistent with its general policies. Unless and until that more formal document is executed, this document constitutes a valid agreement binding upon you and us as governed by the laws of the State of New York applicable to contracts entered into and intended to be performed entirely in that state. Any disputes between the parties hereto shall be subject exclusively to the jurisdiction of the state and federal courts sitting in New York City in the State of New York.

          If the foregoing correctly reflects your agreement with us, please so indicate by signing below.

                                    Very truly yours,

                                    MODERN RECORDS


                                    By: /s/ Russ Regan
                                       ------------------------------
                                         An Authorized Signatory


AGREED AND ACCEPTED:

BUTTERFLY PRODUCTIONS, LLC


By: /s/ A. Michael DeSisto,
   ----------------------------
        A. Michael DeSisto,
        An Authorized Signatory

Print position:

Tax Identification No.:

                                   EXHIBIT A
                                   ---------

                              EXISTING CAST ALBUM

TITLES OF EXISTING MASTERS:

OUR WORLD WITHIN (PART ONE)
OUR WORLD WITHIN (PART TWO)
LET ME BE THE ONE
DEAR DAD
REAL
A GOOD BOY
I WONDER
THE DREAM
MEXICO
LOST
FOUND - THE DISCOVERY
EVERYTHING THAT YOU ARE

                                   EXHIBIT B
                                   ---------

                                  COMPOSITIONS

TITLES OF COMPOSITIONS              SONGWRITERS/%             PUBLISHERS/%

Our World Within (Part One)      Michael Sottile/100%   Sottile Publishing/100%

Our World Within (Part Two)      Michael Sottile/100%   Sottile Publishing/100%

Let Me Be the One                Michael Sottile/100%   Sottile Publishing/100%

Dear Dad                         Michael Sottile/100%   Sottile Publishing/100%

Real                             Michael Sottile/100%   Sottile Publishing/100%

A Good Boy                       Michael Sottile/100%   Sottile Publishing/100%

I Wonder                         Michael Sottile/100%   Sottile Publishing/100%

The Dream                        Michael Sottile/100%   Sottile Publishing/100%

Mexico                           Michael Sottile/100%   Sottile Publishing/100%

Lost                             Michael Sottile/100%   Sottile Publishing/100%

Found - the Discovery            Michael Sottile/100%   Sottile Publishing/100%

Everything That You Are          Michael Sottile/100%   Sottile Publishing/100%

                                   EXHIBIT C
                                   ---------

                          ARTISTS FOR EXISTING MASTERS

NAME OF ARTIST                MASTER(S) EMBODYING ARTIST'S FEATURED
                                                           --------
                              PERFORMANCE

ADAM SCHIFFMAN                Our World Within (Part One), Our World Within
                              (Part Two), The Dream

SARAH SECKINGER               Our World Within (Part One), Our World Within
                              (Part Two), Dear Dad, I Wonder, The Dream

JOSH GEYER                    Our World Within (Part One), Our World Within
                              (Part Two), A Good Boy, The Dream

DIANE SCHWARTZ                Our World Within (Part One), Our World Within
                              (Part Two), Dear Dad, Real, The Dream, Mexico

LIZ IRWIN                     Our World Within (Part One), Our World Within
                              (Part Two), Let Me Be The One, Dear Dad,
                              I Wonder, The Dream, Lost, Everything That You Are

JAMIE OURISMAN                Our World Within (Part One), Our World Within
                              (Part Two), The Dream, Mexico

AVERIE BOYER                  Our World Within (Part One), Our World Within
                              (Part Two), Let Me Be The One, I Wonder,
                              The Dream, Lost

AMANDA BAYLESS                Dear Dad, The Dream

                       EXHIBIT D TO CAST ALBUM AGREEMENT
                       ---------------------------------

                 CO-PUBLISHING AND CO-ADMINISTRATION AGREEMENT
                 ---------------------------------------------

          This Agreement is entered into and executed as of February 9, 2000 by and between Modern Music Publishing ("Modern") and Sottile Publishing (BMI) (referred to herein as "Sottile").

          Reference is sometimes made in this Agreement to that certain cast album agreement between Modern Records and Butterfly Productions, LLC to which this Agreement is attached as an exhibit ("Cast Album Agreement"). As used herein, the term "Compositions" shall have the same meaning attributed to the term "Compositions" in the Cast Album Agreement. No later than the execution hereof, Sottile shall furnish Modern with a fully executed copy of any existing agreements concerning the Compositions, including, without limitation, the agreement between Sottile and Butterfly Productions, LLC concerning the use of the Compositions in and in connection with the live musical stage play produced by Butterfly Productions, LLC entitled "Inappropriate" which is currently being performed in New York, New York (off-Broadway).

          Sottile warrants and represents that Sottile owns and controls an undivided one hundred percent (100%) of all right, title and interest throughout the world and universe ("Territory") in and to the Compositions, including, without limitation, the copyright, the right to secure copyright registration and any and all copyright renewal/extension rights in and to the Compositions. For good and valuable consideration, Sottile hereby grants, transfers, conveys and assigns to Modern an undivided twenty percent (20%) of all right, title and interest throughout Territory in and to the Compositions, including, without limitation, the copyright, the right to secure copyright registration and any and all copyright renewal/extension rights in and to the Compositions (whether presently available or subsequently available as the result of intervening legislation) in the United States of America and elsewhere throughout the Territory.

          With reference to the foregoing, the parties hereto agree as follows:

          1. (a) The term "Gross Income" refers to any and all monies or other consideration derived throughout the Territory at any time (whether accrued and unpaid or hereafter accruing) from the reproduction or other exploitation of the Compositions in phonograph records which reproduce sound alone and in any other audio and/or visual manner or media now known or unknown. The "Respective Ownership Share" of each of Modern and Sottile referred to in this subparagraph result from the implementation of the provisions above. The "Respective Ownership Share" of Sottile in and to the Compositions is as follows: An undivided eighty percent (80%) of the right, title and interest throughout the Territory, including, without limitation, the copyright, the right to secure copyright registration and any and all copyright renewal rights, in and to the Compositions; ninety percent (90%) of Gross Income derived from the Compositions in all forms other than the so-called "publisher's share" of royalties and fees from public performances of the Compositions; and eighty percent (80%) of Gross Income in the form of the so-called "publisher's share" of royalties and fees from public performances of the Compositions. The "Respective Ownership Share" of Modern in and to the Compositions is as follows: An undivided twenty percent (20%) of the right, title and interest throughout the Territory, including, without limitation, the copyright, the right to secure copyright registration and any and all copyright renewal rights, in and to the Compositions; ten percent (10%) of Gross Income derived from the Compositions in all forms other than the so-called "publisher's share" of royalties and fees from public performances of the Compositions; and twenty percent (20%) of Gross Income in the form of the so-called "publisher's share" of royalties and fees from public performances of the Compositions.

          2. (a) Sottile shall have the following sole and exclusive rights in connection with the Compositions from and after the date of this Agreement (subject to the terms and conditions of paragraph 9 of the Cast Album Agreement):

                    (I) To administer and exploit Sottile's Respective Ownership Share of the Compositions in any manner or media now known or unknown throughout the Territory (including defending and/or prosecuting any and all causes of action for infringement of the Compositions, past, present and future);

                    (II) To reproduce and exploit and to authorize the repro duction and other exploitation of Sottile's Respective Ownership Share of the Compositions in any manner or media now known or unknown throughout the Territory; and

                    (III) To execute any and all licenses and agreements regarding the reproduction and other exploitation of Sottile's Respective Ownership Share of the Compositions in any manner or media now known or unknown throughout the Territory;

               (B) Modern shall have the following sole and exclusive rights in connection with the Compositions from and after the date of this Agreement:

                    (I) To administer and exploit Modern's Respective Ownership Share of the Compositions in any manner or media now known or unknown throughout the Territory (including defending and/or prosecuting any and all causes of action for infringement of the Compositions, past, present and future);

                    (II) To reproduce and exploit and to authorize the repro duction and other exploitation of Modern's Respective Ownership Share of the Compositions in any manner or media now known or unknown throughout the Territory; and

                    (III) To execute any and all licenses and agreements regarding the reproduction and other exploitation of Modern's Respective Ownership Share of the Compositions in any manner or media now known or unknown throughout the Territory;

               (C) Subject to the provisions of paragraph 9 of the Cast Album Agreement, each of Sottile and Modern shall administer and exploit only its Respective Ownership Share of the Compositions. Neither Sottile nor Modern shall enter into any license or agreement regarding the reproduction or exploitation of the Respective Ownership Share of the other party to this Agreement in and to the Compositions anywhere throughout the Territory at any time; and

               (D) Each party shall advise third parties of the terms of subparagraph (c) immediately above and shall provide the other party with a copy of all correspondence and notices in connection with the co-publishing, exploitation or collection or disbursement of any Gross Income derived from the Compositions.

          3. (A) Sottile shall have the sole and exclusive right to collect and receive directly Sottile's Respective Ownership Share of Gross Income derived at any time from the Compositions. Sottile's Respective Ownership Share of Gross Income from the Compositions is intended to include and shall include the so-called "songwriter's share" of the Gross Income and Sottile's share of the so-called "publisher's share" of the Gross Income. Sottile shall be solely responsible for and shall account for and pay to the songwriters of the Compositions any monies to which those songwriters are entitled from Sottile's Respective

     Ownership Share of the Gross Income. Accordingly, Modern shall not have any obligation to account for or pay to the songwriters of the Compositions or Sottile any monies from its Respective Ownership Shares of Gross Income derived from the Compositions; and

               (B) Modern shall have the sole and exclusive right to collect and receive directly Modern's Respective Ownership Share of Gross Income derived at any time from the Compositions. Modern's Respective Ownership Share of Gross Income from the Compositions is intended to include and shall include only Modern's share of the so-called "publisher's share" of the Gross Income.

          4. If either Sottile or Modern receives the other party's Respective Ownership Share of Gross Income from the Compositions, the receiving party ("Payor Publisher") shall account for and pay to the other party ("Payee Publisher") the Payee Publisher's Respective Ownership Share of that Gross Income on or before the end of the thirty (30) day period after the calendar month during which the Payor Publisher receives the Payee Publisher's Respective Ownership Share of Gross Income. The Payor Publisher shall provide the Payee Publisher with a copy of each accounting statement received by the Payor Publisher for the Payee Publisher's Respective Ownership Share of Gross Income from the Compositions. The Payor Publisher shall maintain books and records concerning the Payor Publisher's receipt in the United States of any of the Payee Publisher's Respective Ownership Share of Gross Income from the Compositions. The Payee Publisher or an independent certified public accountant on the Payee Publisher's behalf may, at the Payee Publisher's expense, examine those of the Payor Publisher's books and records solely for purposes of verifying the accuracy of statements and other accountings from the Payor Publisher to the Payee Publisher for the Payee Publisher's Respective Ownership Share of Gross Income received by the Payor Publisher in the United States, but only during the Payor Publisher's normal business hours and only upon reasonable written notice to the Payor Publisher. The Payor Publisher's accounting for and payment to the Payee Publisher of the Payee Publisher's Respective Ownership Share of Gross Income shall be based upon the Payor Publisher's actual receipt of an accounting for and payment of the Payee Publisher's Respective Ownership Share of that Gross Income.

          5. Sottile and Modern shall each have the right but not the obligation to prosecute, settle or compromise all claims, demands or actions related to only its Respective Ownership Shares of the Compositions, and generally to do and perform all things necessary concerning its Respective Ownership Shares therein, to prevent and restrain the infringement of copyrights or other rights with respect to only its Respective Ownership Shares of the Compositions. In the event of the recovery by Sottile and/or Modern of any monies as a result of a judgment or settlement, those monies (after deduction of the costs and reasonable attorneys' fees paid or incurred to recover those monies) shall be divided between Sottile and Modern in the Respective Ownership Shares of Gross Income of Sottile and Modern.

          6. (A) Sottile warrants, represents, covenants and agrees as follows: Sottile has the right, power and authority to enter into, execute and implement this Agreement fully; Sottile shall fully and faithfully fulfill all of Sottile's obligations under this Agreement in a timely manner; except as provided in this Agreement, the Compositions are free and clear of any adverse claims, demands or other encumbrances; and Sottile shall be solely responsible for and shall account for and pay to the songwriters of the Compositions all monies to which those songwriters are entitled for any reproductions or other exploitations of the Compositions; and

               (B) Modern warrants, represents, covenants and agrees as follows:
     Modern has the right, power and authority to enter into, execute and implement this Agreement fully; and Modern shall fully and faithfully fulfill all of Modern's obligations under this Agreement in a timely manner.

          7. Each party hereby indemnifies, saves and holds each other party, its successors and assigns and its parents, subsidiaries and affiliated companies and its officers, employees and agents, harmless from any and all liability, claims, demands, loss and damage (including actual attorneys' fees reasonably incurred and court costs) resulting from any claim, demand or action which is inconsistent with any of the warranties, representations or agreements made by the indemnitor(s) in this Agreement. The indemnitee(s) shall give the indemnitor(s) prompt written notice of any claim or action covered by said indemnity, and the indemnitor(s) shall have the right to furnish, at its expense, counsel to help defend against such claim, demand or action, if and to the extent that counsel acts promptly with respect thereto, all subject to the control and disposition by the indemnitee(s) and counsel for the indemnitee(s), however.

          8. The respective addresses of each of Sottile and Modern for all purposes herein shall be as set forth below, until written notice of a different address is received by the party notified of that different address:

Modern Music Publishing                       Sottile Publishing
468 North Camden, 3/rd/ Floor                 728 Sackett Street, #1L
Beverly Hills, California 90210               Brooklyn, New York 11217

Attn: President                          Attn: Michael Sottile


All notices shall be in writing and shall either be sent by registered or certified mail (return receipt requested) or by facsimile transmission (or the equivalent), all charges prepaid. The date of mailing or facsimile transmission, whichever shall be first, shall be deemed the date of service.

          9. This Agreement sets forth the entire agreement between Sottile and Modern with respect to the subject matter hereof and may not be modified except by a written instrument signed by the party sought to be bound. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND LEGAL EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE VENUE FOR ANY ACTION, SUIT OR PROCEEDING ARISING FROM OR BASED UPON THIS AGREEMENT SHALL BE THE APPROPRIATE STATE AND FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK. ACCORDINGLY, EACH OF SOTTILE AND MODERN AGREE THAT ANY ACTION, SUIT OR PROCEEDING ARISING FROM OR BASED ON THIS AGREEMENT SHALL BE COMMENCED IN AND DETERMINED BY THOSE APPROPRIATE STATE AND FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK IN THE STATE OF NEW YORK.

          10. Each of Sottile and Modern shall have the right to use each other's names for advertising and purposes of trade solely in connection with the reproduction and exploitation of the Compositions. Neither Sottile nor Modern shall use or reproduce or authorize the use or reproduction of the likenesses of or biographical materials concerning the songwriters of the Compositions without the prior written consent of the songwriter(s) in question.

          11. If any action, suit or proceeding arising from or based on this Agreement is commenced by any party hereto against any other party or parties hereto, the prevailing party shall be entitled to recover from the other party its actual attorneys' fees and all other costs incurred by the prevailing party in connection with that action, suit or proceeding and in connection with the enforcement of any judgment in that action, suit or other proceeding.

          14. This Agreement represents the entire understanding of Sottile and Modern with respect to the subject matter hereof. This Agreement supersedes any and all prior written or oral negotiations, understandings and agreements between the parties hereto with respect to the subject matter hereof.

          If the foregoing sets forth the understanding and agreement of each of Sottile and Modern, each party shall so indicate by signing below.


SOTTILE PUBLISHING (BMI)                 MODERN MUSIC PUBLISHING


By:
   ---------------------

By:
   ---------------------
     Michael Sottile,                         An Authorized
                                              Signatory
     An Authorized Signatory